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                                                                       EXHIBIT 5

                                  April 8, 2005

TechTeam Global, inc.
27335 West 11 Mile Road
Southfield, MI 48034

Ladies and Gentlemen:

      I have acted as counsel for TechTeam Global, Inc., a Delaware corporation (the "Company"), in conjunction with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale from time to time by the selling shareholder named in the Registration Statement (the "Selling Shareholder") of up to 689,656 shares of the Company's common stock, $.01 par value (the "Common Stock"), and related Preferred Stock Purchase Rights (the "Rights"), in the manner set forth in the Registration Statement. The terms of the Rights are as set forth in that certain Rights Agreement, dated as of May 6, 1997, between the Company and U.S. Stock Transfer Corporation, as Transfer Agent, as amended on August 24, 1999 and May 5, 2003 (the "Rights Agreement").

      As such counsel, I have examined: (i) the Registration Statement; (ii) the Rights Agreement; (iii) the Company's Certificate of Incorporation and Bylaws, each as amended and/or restated to date; (iv) the Certificate of Designations (the "Certificate of Designations") authorizing the issuance of up to 689,656 shares of Series A Convertible Preferred Stock, $.01 par value, of the Company ("Convertible Preferred Stock"); (v) resolutions of the Company's Board of Directors authorizing the issuance of shares of Convertible Preferred Stock and certain related matters; and (vi) such other documents and records as I have deemed necessary to enable me to render this opinion.

      Based upon the foregoing, I am of the opinion that the shares of Common Stock (and related Rights) covered by the Registration Statement, when issued by the Company to the Selling Shareholder pursuant to the conversion of shares of Convertible Preferred Stock in accordance with the terms and conditions of the Certificate of Designations and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

      I consent to the use of this opinion as an exhibit to the Registration Statement. In giving my consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                             Very truly yours,

                             /s/ Michael A. Sosin

                             Michael A. Sosin
                             Vice President, General Counsel and Secretary